EXHIBIT 21

       To date, the following were the registrant's subsidiaries, other than subsidiaries that, if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary at such date:

                                                         Jurisdiction
                                                              of
       Name of Subsidiary                                Incorporation
       ------------------                                -------------

       Business Loan Center, Inc.                          Delaware
       BLC Capital Corporation                             Delaware
       BLC Financial Network, Inc.                         Delaware
       BLC Financial Network of Florida, Inc.(1)           Delaware

----------
(1) Incorporated on July 10, 1996 as a wholly owned subsidiary of BLC Financial Network, Inc.


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